Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE
January 12, 2010	Investor Relations: Tom Hofmeister, 301-986-0701
thofmeister@hanger.com
Press Contact: Jennifer Bittner, 904-249-4210
jbittner@hanger.com

Hanger Orthopedic Group increases Q4 2009 sales and EPS guidance

Announces plans to relocate corporate headquarters to Austin, Texas

Bethesda, MD — Hanger Orthopedic Group, Inc. announced today that it expects to report record fourth quarter sales of approximately $205 million. Given the higher than expected sales volume and continued emphasis on cost control, the Company expects to report earnings per share in the range of $0.35 to $0.38 for the quarter.

The revised earnings per share estimate represents between 35% and 46% growth for the quarter. Based on the new fourth quarter estimates, the Company expects to report approximately $760 million in sales and earnings per share in the range of $1.10 to $1.13 for the full year.

“Our employees did an outstanding job generating another record year of sales and profits,” Hanger Orthopedic Group President and CEO Tom Kirk said.  “I am very proud of their efforts and accomplishments throughout 2009.”

The Company also announced the decision to relocate its corporate headquarters to Austin, Texas from Bethesda, Maryland.  Hanger’s new Austin headquarters will provide ample space for future growth, improved operational efficiency, and an enhanced quality of life for corporate employees. Austin’s central location in the United States will also facilitate improved communication with Hanger’s national footprint of more than 700 patient care centers and supporting operational locations.  Before deciding on Austin, Hanger completed an analysis of numerous cities nationwide, including the greater Washington, DC metro area.  The relocation is expected to be completed in the third quarter of 2010.

“As the market leader of the orthotic and prosthetic profession in the United States, we promote creativity and innovation in our business operations. Our new location embodies this spirit and will serve as an ideal environment for us to continue our growth and disciplined diversification strategy,” Kirk said.  “Additionally, we are impressed with the professionalism and the support afforded to us by the State of Texas and the City of Austin in facilitating our decision-making process.  Their outstanding assistance packages were a key element of this support.  We would also like to recognize the helpful role played by the Austin Chamber of Commerce.”

In consideration of its 130+ Bethesda-based corporate employees, Hanger is offering relocation opportunities for all eligible staff members who have an interest in moving to Austin, as well as comprehensive separation packages including severance agreements and benefits continuation for employees who choose not to relocate.

The relocation is expected to provide an excellent return on investment without having any negative material impact on operations. Additional information regarding the relocation, as well as details of the fourth quarter performance and guidance for 2010, will be discussed on Hanger’s fourth quarter earnings release conference call at 9:00am EST on February 11, 2010.  Call-in information will be available soon in the newsroom of www.hanger.com.

About Hanger Orthopedic Group, Inc.:

Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating 669 patient care centers in 45 states and the District of Columbia, with over 3,700 employees including 1,095 practitioners (as of September 30, 2009). Hanger is organized into four units. The two key operating units are patient care, which consists of nationwide orthotic and prosthetic practice centers, and distribution, which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia, which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide®, visit www.ininc.us. For more information on Hanger, visit www.hanger.com.

This document may contain forward-looking statements relating to the Company’s revenues, contracts and operations. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Statements relating to future revenues, contracts and operations in this document reflect the current views of management. However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.